KFx Completes Private Equity Financing Placement

Denver, Colorado, March 11, 2003 /PRNewswire-FirstCall via COMTEX/ -- KFx Inc. (AMEX: KFX) today announced it had completed a private equity financing. The $15 million aggregate amount, which was received from an unaffiliated group of private investors, was raised through the sale of 6 million shares of KFx common stock at $2.50 per share and 1.2 million warrants exercisable over a five-year period at $2.75 per share.

Investment proceeds will be used by KFx for general corporate purposes and to continue funding permitting, engineering, and construction of a new plant to produce commercial quantities of K-Fuel Plus(TM), including ordering the Lurgi Mark IV process vessels which are long-lead time items for the plant.
"This equity financing is a milestone in allowing us to move forward with our plans to develop and construct the first commercial K-Fuel Plus(TM) plant," said Ted Venners, Chairman and CEO of KFx. Mr. Venners added, "We believe that with the successful construction and operation of this plant, KFx will be well positioned to be the lowest cost, environmentally responsible solution at a time when the importance of utilizing the extensive indigenous reserves of domestically available energy resources has become very clear."

KFx is a "clean energy" technology company and provides total fuel solutions for the power industry. Its patented K-Fuel (R) process converts low heating value coal into clean, high-energy fuel. The KFx web site address is www.kfx.com .

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. The Company's actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in "Business Risk Factors" at Item I and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Item 7 of the Company's Annual Report on Form 10-K/A for the year ended December 31, 2001 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Part I, Item 2 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.


INFORMATION CONTACT:   Larry Chroman  (303)915-9316